Period Ended June 30, 2005

John Hancock Investment Trust

John Hancock Large Cap Equity Fund
Series - 1
NAV per share - Class C    $14.85
NAV per share - Class I    $15.98

John Hancock Balanced Fund
Series - 2
NAV per share - Class C    $12.18
NAV per share - Class I    $12.18
Dividends from net investment
income
Per share - Class C        0.0446
Per share - Class I        0.1181

John Hancock Sovereign Investors Fund
Series - 3
NAV per share - Class C    $18.95
NAV per share - Class I    $18.96
NAV per share - Class R    $18.97
Dividends from net investment
income
Per share - Class C        0.0248
Per share - Class I        0.1388
Per share - Class R        0.0994

John Hancock Large Cap Intrinsic Value Fund
Series - 5
NAV per share - Class C    $10.49
NAV per share - Class I    $10.52

John Hancock Small Cap Intrinsic Value Fund
Series - 6
NAV per share - Class C    $10.35
NAV per share - Class I    $10.38